Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of December 22, 2023 (the “Effective Date”), by and between ADRIENNE ELSNER (“Executive”) and BENSON HILL, INC., a Delaware corporation (the “Company”).
WHEREAS, the Company and Executive previously entered into an Interim Employment Agreement dated June 16, 2023 (the “Interim Employment Agreement”); and
WHEREAS, the Company desires to employ Executive on the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive desires to render services to the Company as Chief Executive Officer on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties agree as follows:
1.    Term. This Agreement will remain in force and effect until terminated as provided in Section 4. The period during which Executive is employed by the Company is referred to as the “Employment Term.”
2.    Position, Duties and Location.
2.1    Position. During the Employment Term, Executive will serve as the President and Chief Executive Officer of the Company (“CEO”), reporting to the Board of Directors of the Company (“Board”).
2.2    Duties. Executive will have all duties, authority, and responsibilities as are consistent with Executive’s position as CEO, as well as such additional duties, consistent with Executive’s position as CEO, as may be assigned to Executive by the Board from time to time During the Employment Term, Executive shall devote Executive’s full business time, attention and best efforts to the business of the Company and its affiliates and to the performance of Executive’s duties thereto and hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would, individually or in the aggregate, conflict or materially interfere with the performance of Executive’s duties or services to the Company or any of its affiliates either directly or indirectly without the prior written consent of the Board. Notwithstanding the preceding, Executive may: (a) continue to serve as a member of any board of directors on which CEO is serving as of the date of this Agreement; (b) with the prior written approval of the Board regarding the identity of the organization, serve as a member of one other for-profit board of directors, advisory or similar governing or advisory body; (c) participate in social, charitable and civic activities (including serving as an officer or director of an entity related to such activities); and (d) participate in personal investment activities (including serving as an officer or director of an entity related to such activities), in each case, so long as such positions and activities do not conflict or materially interfere with the Executive’s duties and responsibilities to the Company.
2.3    Place of Performance. The principal place of Executive’s employment is the Company’s principal executive office currently located in St. Louis County, Missouri, subject to reasonable customary business travel.

3.    Compensation and Benefits.
3.1    Base Salary. During the Employment Term, the Company will pay to the Executive as compensation for the performance of her duties and obligations under this Agreement an annual base salary of $550,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment and subject to applicable withholding laws, but no less frequently than monthly. Executive’s annual base salary is referred to as “Base Salary.” The Board will review Executive’s Base Salary at least annually and may increase or decrease Executive’s Base Salary during the Employment Term based on job performance.
3.2    Annual Bonus.
(a)    Beginning with calendar year 2023 and for each subsequent calendar year of the Employment Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”) based on the achievement of applicable Company and individual performance metrics consistent with an executive bonus plan applicable generally to the Company’s senior executives as established by the Board or the compensation committee of the Board (the “Compensation Committee”) from time to time. Executive’s target Annual Bonus opportunity equals 125% of Base Salary in effect as of the first day of such calendar year.
(b)    In consideration of entering into this Agreement, the 2023 Annual Bonus opportunity based on the period June 16, 2023 through December 31, 2023 shall equal 125% of Executive’s Base Salary under the Interim Employment Agreement and will be paid at the same time as other senior executive bonus payments for 2023. The prorated 2024 Annual Bonus contemplated in the Interim Employment Agreement for the period of January 2024 through June 15, 2024 shall be cancelled and any Annual Bonus for the 2024 calendar year will be determined pursuant to Section 3.2(a) of this Agreement.
(c)    Except as otherwise provided in Section 4, (i) the Annual Bonus is subject to the terms of the Company’s executive bonus plan applicable generally to the Company’s senior executives for the applicable year, and (ii) in order for the Executive to earn an Annual Bonus, Executive must remain employed by the Company through the date that such Annual Bonus, if any, is paid, and if Executive’s employment with the Company terminates prior to the date such Annual Bonus is paid then Executive will not have earned such bonus. The Annual Bonus, if any, shall be paid no later than March 31st following the applicable fiscal year.
3.3    Equity Awards.
(a)    During the Employment Term, Executive will be eligible to participate in the Benson Hill, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the Company’s long-term equity incentive plan (the “LTIP”), as determined by the Board or the Compensation Committee, in its sole discretion. Except as otherwise specifically provided, nothing in this Agreement shall be construed to give Executive any rights to any amount or type of grant or award. Any equity awards shall be granted pursuant to, and subject to, the terms and conditions of the Incentive Plan, the LTIP, and an award agreement and authorized by the Board or the Compensation Committee.
(b)    The Interim Employment Agreement provided for the grant of certain equity-based awards to Executive (the “Prior Grants”). For the avoidance of doubt, the Prior Grants shall be treated as provided below:

(i)    Section 3.3(a) of the Interim Employment Agreement provided for an equity award of restricted stock units under the Incentive Plan with a grant date fair value equal to approximately 200% of Executive’s Base Salary, subject to such Company and individual performance goals as may be established by the Board or Compensation Committee, which award shall become time vested on June 15, 2024, provided Executive remains employed through such date, and shall become performance vested on the date the performance goals are satisfied, provided such vesting occurs on or before June 15, 2024. This equity grant shall remain outstanding and continue to be subject to the terms and conditions of the applicable award agreement. For the avoidance of doubt, neither the Board nor the Compensation Committee established any performance goals for such equity grant, the applicable award agreement contains no performance vesting criteria, and such equity grant is not subject to any performance vesting. Except as otherwise provided in Section 4.2, upon the termination of Executive’s employment, any portion of such equity award that has not time vested will be immediately forfeited.
(ii)    Section 3.3(b) of the Interim Employment Agreement provided for the one-time equity incentive award of restricted stock units under the Incentive Plan (the “Outperformance Grant”). This Outperformance Grant was not granted and for the avoidance of doubt shall be considered cancelled immediately upon the effective date of this Agreement. No restricted stock units in the Outperformance Grant shall be considered either time vested or performance vested, and the Company shall not be obligated to make any payments in connection with the cancellation of the Outperformance Grant.
(c)    Without limiting the generality of Section 3.3(a), in consideration of Executive entering into this Agreement, Executive is eligible for a one-time sign-on equity bonus of 1,000,000 shares of restricted stock under the Incentive Plan (the “Sign-On Grant”) which shall be conditioned on vesting and other criteria, including the satisfaction of certain performance criteria in the sole discretion of the Board or Compensation Committee, as provided in the award agreement. This Sign-On Grant shall be subject to Executive’s continued employment through each vesting date and the other terms and conditions of both the award agreement and Incentive Plan. Except as otherwise provided in Section 4.2, upon the termination of Executive’s employment any portion of the Sign-On Grant that has not become fully vested prior to the date of such termination will be immediately forfeited.
3.4    Benefits. During the Employment Term, Executive is entitled to participate in all employee benefit plans, practices, and programs, including fringe benefits and perquisites, that are maintained by the Company (collectively, “Employee Benefit Plans”), subject to the terms and conditions of the applicable Employee Benefit Plans as in effect from time to time, on a basis that is generally no less favorable than is provided to other similarly situated senior executives of the Company, to the extent consistent with applicable law. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. At all times during the Employment Term and thereafter, the Company will provide Executive with indemnification under the Company’s organizational documents and director and officer liability insurance coverage, all on terms no less favorable than the coverage provided to other Company executives or members of the Board. In this regard, Company and Executive agree to execute and be bound by the Company’s standard indemnity agreement for its senior executives, which is attached hereto as Exhibit B (the “Indemnity Agreement”).

3.5    Vacation; Paid Time Off. During the Employment Term, Executive shall be eligible to receive paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law, on a basis that is no less favorable than is provided to other similarly situated senior executives of the Company.
3.6    Legal Costs. Company agrees to reimburse Executive’s reasonable and documented attorney fees to provide legal advice to Executive in connection with the review and execution of this Agreement up to an amount equal to $40,000.
3.7Housing Allowance and Moving Expenses. During the Employment Term, the Company will provide Executive a housing allowance of $3,000 per month for suitable, furnished housing in the St. Louis area, plus an additional amount equal to the sum of the income tax payable by Executive on this housing allowance, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, social security, state, and local taxes at the highest applicable rates) as if no income tax had been imposed on this housing allowance. In addition, Executive is entitled to reimbursement for reasonable moving expenses to and from Missouri with applicable invoices to be submitted to the Board for approval.
3.8Business Expenses. Executive is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with the Company’s expense reimbursement policies and procedures on a basis that is no less favorable than is provided to other similarly situated senior executives of the Company, and subject to Section 5.2(c).
4.    Termination of Employment. Executive’s employment may be terminated by either the Company or Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided in this Agreement, Executive must give the Company at least 90 days’ advance written notice of any termination of Executive’s employment. If Executive gives notice of termination, following such notice, the Company may require that Executive not perform any services during all or any portion of such period and/or accelerate the effective date of termination by giving written notice to Executive at any time during such notice period. If Company terminates Executive’s employment without Cause, Company will provide Executive 30 days’ advance notice of termination of Executive’s employment and may require that Executive not perform any services during all or any portion of such period. Upon termination of Executive’s employment, Executive is entitled only to the compensation and benefits described in this Section 4 and has no further rights to any compensation or any other benefits from the Company or any of its affiliates. The amounts payable to Executive following termination pursuant to this Section 4 will be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of employment with the Company or any of its affiliates, and Executive acknowledges that such amounts are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employment Term or any breach of this Agreement by the Company.
4.1Termination for Cause, or Resignation Without Good Reason.
(a)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive is entitled to receive:
(i)    any accrued but unpaid Base Salary, which shall be paid on the first administratively practicable pay date following the date of Executive’s termination in accordance with the Company’s customary payroll procedures and applicable law;
(ii)reimbursement for unreimbursed business expenses properly incurred by Executive during the Employment Term, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy and this Agreement; and
(iii)    such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of Executive’s termination in accordance with the terms thereof; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.
Items (i) through (iii) are referred to collectively as the “Accrued Amounts.”
(b)    For purposes of this Agreement, “Cause” means Executive, in the Board’s reasonable good faith determination, does any of the following:
(i)    is convicted of or pleads no contest to any criminal act under federal or state law that is (A) a felony or (B) a misdemeanor involving moral turpitude;
(ii)    commits a fraud or act of dishonesty against the Company or any of its affiliates;
(iii)    materially breaches (A) any material provision of this Agreement, or any other written agreement Executive has with the Company or any of its affiliates (including, without limitation, any material restrictive covenant provision), (B) the Company’s written policies and/or written practices applicable generally to the Company’s senior-most executives, or (C) any statutory or fiduciary duty Executive owes to the Company or any of its affiliates;
(iv)    fails to materially perform reasonable and lawful assigned duties after receiving written notification of the failure (excluding any failure resulting from death or Disability);
(v)    willfully performs acts or omissions that constitute misconduct or gross negligence in connection with the performance of reasonable and lawful assigned duties (excluding any failure resulting from death or Disability); or
(vi)    willfully disregards any reasonable and lawful written instruction from the Board (excluding any failure resulting from death or Disability).
In the case of (iii), (iv), (v), and (vi) above, grounds for a termination for Cause shall exist only if Executive fails to cure (if curable) such event within 30 days following written notice from the Company.

(c)    For purposes of this Agreement, Executive has “Good Reason” to resign in the event that the Company, without Executive’s consent (whether as a single action or a series of actions):
(i)    changes Executive’s reporting relationship (including, but not limited to, having Executive report to anyone other than the board of directors of the ultimate parent company of the Company);
(ii)    materially breaches its obligations to Executive under this Agreement;
(iii)    reduces Executive’s Base Salary (other than a one-time reduction of not more than 15% that applies equally to all other Company executives);
(iv)    requires Executive to relocate Executive’s principal place of employment to a location that is more than 50 miles from the Company’s principal place of business on the Effective Date (other than pursuant to any stay-at-home or similar governmental law, order, request or recommendation);
(v)    a material diminution in Executive’s responsibilities, duties, authority or title (including, but not limited to, the assignment to Executive of duties or responsibilities that are inconsistent with Executive’s position as CEO); or
(vi)    during the 3 months prior to, or 12 months after a Change in Control (A) reduces Executive’s Base Salary or target bonus opportunities or (B) substantially diminishes Executive’s duties, authority, and responsibility.
Notwithstanding the foregoing, in order for Executive’s resignation to constitute a resignation for “Good Reason”, (A) Executive must give written notice to the Company specifying in reasonable detail the event alleged to give rise to Good Reason within 30 days following the date on which such event first occurred, (B) the Company must fail to cure within 30 days after its receipt of such notice, and (C) Executive must resign from all positions Executive then holds with the Company within 30 days after the expiration of such cure period.
4.2    Termination Without Cause, or Resignation for Good Reason. The Executive’s employment may be terminated by Executive’s resignation for Good Reason or by the Company without Cause. In the event of such resignation or termination, Executive is entitled to receive the Accrued Amounts and, subject to Executive’s (x) continued compliance with Section 6, Section 7, and Section 8 of this Agreement and (y) timely execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in substantially the same form as attached as Exhibit A (the “Release”), and the Release becoming effective according to its terms within 60 days following such resignation or termination (the date the Release becomes effective, the “Release Effective Date”), Executive shall be entitled to receive the following (collectively, the “Severance Benefits”):
(a)    Executive’s Base Salary (as in effect on the date of Executive’s resignation or termination) paid in equal installment payments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall begin on the Company’s first payroll date after the Release Effective Date and continue until the 1st anniversary of the date of Executive’s resignation or termination; provided that the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of Executive’s resignation or termination and ending on the first payment date if no delay had been imposed. However, if the Release consideration and revocation period spans two calendar years, then the installment payments will commence on the first payroll date in the second calendar year following expiration of the applicable revocation period.
(b)    A lump sum payment equal to the unpaid Annual Bonus amounts, if any, that Executive otherwise earned prior to Executive’s resignation or termination. This amount shall be paid at the same time the Annual Bonuses are paid to the Company’s executives for such year.
(c)    Provided termination occurs on or after July 1 in the applicable year, a lump sum payment equal to the Annual Bonus, if any, prorated based upon the number of days worked in the applicable year that Executive otherwise would have earned for the calendar year that includes the date of Executive’s resignation or termination had no resignation or termination occurred, based on actual performance. This amount shall be paid at the time specified in the Annual Bonus award or plan documenting the Annual Bonus terms and conditions for the Executive as if Executive had not resigned or been terminated.
(d)    If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will subsidize the Executive’s election of continuation coverage under COBRA for medical, dental, and/or vision benefits for the Executive and any covered dependents in an amount equal to the Company subsidy for the same benefit options and coverage level elected by Executive and otherwise provided to similarly-situated active employees. Executive will remain responsible under this Section 4.2(d) for the share of the COBRA premium representing the active employee premium cost for the same level of coverage under the benefit options selected by Executive and the eligible dependents throughout the term of the COBRA continuation coverage. At the Company’s election, such reimbursement may either (x) be paid to Executive on the first payroll date of the month immediately following the month in which Executive timely remits the premium payment, or (y) remitted directly to the COBRA administrator on Executive’s behalf. Executive shall be eligible to receive such reimbursement until the earliest of:
(i)    the 18-month anniversary of the date of Executive’s termination;
(ii)    the date Executive is no longer eligible to receive COBRA continuation coverage; and
(iii)    the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source.
Notwithstanding the foregoing, if the Company’s making payments under this Section 4.2(d) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(d) in a manner as is necessary to comply with the ACA without diminishing the material economic benefits to Executive.

(e)    With respect to any outstanding equity awards described in Sections 3.3(b) and 3.3(c) at the time of resignation or termination under this Section 4.2 (unless in connection with a Change in Control as described in (f), below), any unvested portion of such outstanding equity awards that are subject to time-vesting shall become fully time vested on the Release Effective Date as to the portion that would otherwise vest had Executive remained employed.
(f)    If the resignation or termination under this Section 4.2 occurs within 12 months following a Change in Control, or if the circumstances that ultimately give rise to the resignation or termination occur within the three months prior to a Change in Control, then the following shall also apply:
(i)    Executive will receive six additional months of Base Salary severance installment payments under Section 4.2(a).
(ii)    Any bonus payable under Section 4.2(c) will be for the full year and not prorated.
(iii)    Unvested outstanding equity awards shall be treated as provided in the respective award agreement.
Any delays in the settlement or payment of awards vested under this Section 4.2(f) that are set forth in the applicable award agreement and that are required under Code §409A shall remain in effect. For purposes of this Agreement, “Change in Control” will have the meaning set forth in the Incentive Plan.
(g)    During the period following Executive’s termination until (A) in case of a commission of fraud by Executive, the completion of the Company’s annual audit for the calendar year following the calendar year of Executive’s termination or (B) in the case of any other grounds constituting Cause, the completion of the Company’s annual audit for the calendar year of Executive’s termination, (i) if the Company discovers grounds constituting Cause existed before Executive’s termination, or (ii) during such time that Executive is receiving the Severance Benefits, Executive materially breaches any of the covenants set forth in Sections 6, 7 and/or 8 of this Agreement (provided, however, to the extent that such violation is, in the Board’s reasonable good faith determination, capable of being cured, Executive shall have an opportunity to cure such violation within fifteen (15) days following written notice of such violation from the Company), Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to Executive will be immediately repaid by Executive as soon as practicable but in no case more than thirty (30) days after the preceding fifteen (15) day cure period expires.
4.3    Death or Disability.
(a)    Executive’s employment shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability. For the avoidance of doubt, termination on account of Executive’s death or Disability will not be a termination for Cause.
(b)    If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts and any outstanding equity awards as set forth below. Notwithstanding any other provision, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with applicable federal and state law.
(c)    With respect to any outstanding equity awards at the time of death or Disability, any unvested portion of such outstanding equity awards that are subject to time-vesting shall time vest as to the portion that would otherwise vest had Executive remained employed.
(d)    For purposes of this Agreement, “Disability” shall mean Executive being entitled to receive long term disability benefits under the Company’s long-term disability plan.
4.4    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party in accordance with Section 19. The Notice of Termination shall specify (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) the applicable date of termination.
4.5    Resignation of All Other Positions. Upon termination of the Employment Term, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or employee of the Company and any of its affiliates; provided, however, that such termination shall not be deemed a resignation by Executive from any position(s) that Executive holds as a non-employee director, fiduciary or member of the governing board (or a committee thereof), in each case, of the Company or any of its affiliates unless such termination is for Cause. Executive will take all actions reasonably requested by the Company to give effect to this provision, including execution of a formal resignation letter.
5.    Taxes.
5.1    Withholding. The Company shall have the right to withhold from any amount payable to Executive any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
5.2    Internal Revenue Code §409A.
(a)    Intent and Compliance. This Agreement is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”) §409A, including the Treasury Regulations issued thereunder, or an applicable exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, any payments provided under this Agreement may only be made upon an event and in a manner that complies with Code §409A or an applicable exemption therefrom. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Code §409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code §409A to the maximum extent possible. For purposes of Code §409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code §409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code §409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Code §409A.
(b)    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Code §409A and Executive is determined to be a “specified employee” as defined in Code §409A(a)(2)(b)(i), then, to the extent necessary to comply with Code §409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)    Reimbursements. To the extent required by Code §409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(i)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.
(ii)    any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(iii)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
5.3    Code §280G.
(a)    Net Benefit. To the extent the payments or benefits are not approved by stockholders in accordance with Code §280G(b)(5)(B), then if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) would constitute “parachute payments” within the meaning of Code §280G and would, but for this Section 5.3, be subject to the excise tax imposed under Code §4999 (the “Excise Tax”), then, notwithstanding anything in this Agreement to the contrary, prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.3 shall be made in a manner determined by the Tax Counsel that is consistent with the requirements of Code §409A and subject to the following. If a reduction in payments, severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced), (2) cancellation of equity awards granted within the twelve-month period prior to a “change of control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change of control (as determined under Code Section 280G), in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first), (3) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first) and (4) reduction of continued employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of payment reductions. Nothing in this Section 5.3(a) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
(b)    280G Calculations. All calculations and determinations under this Section 5.3 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.3, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code §280G and Code §4999. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.3. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.    Loyalty Agreement. Executive agrees to execute and be bound by the Company’s form Loyalty Agreement, which is attached hereto as Exhibit C (the “Loyalty Agreement”). The Loyalty Agreement is hereby incorporated by reference into this Agreement; provided, however, that the provisions of Section 6 of the Loyalty Agreement (“Restrictive Covenants”) are expressly superseded by Section 7 of this Agreement and shall not be applicable. Executive agrees that Executive will remain bound by the terms of the Loyalty Agreement other than Section 7 thereof, along with all applicable Company policies, as those policies exist from time to time. In the event of a conflict between the terms of this Agreement, on the one hand, and the Loyalty Agreement or the Company policies, on the other hand, the terms of this Agreement shall govern and control.
7.    Restrictive Covenants. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company; (ii) Executive has had and will continue to have access to Confidential Information (as that term is defined in the Loyalty Agreement), which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates; (iii) in the course of employment by a competitor, Executive would inevitably use or disclose such Confidential Information; (iv) the Company and its affiliates have substantial relationships with their customers and Executive has had and will continue to have access to these customers; (v) the Executive has received and will receive specialized training from the Company and its affiliates; and (vi) Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of employment. Accordingly, Executive covenants and agrees that during the Employment Term and for 24 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Board, and except in the furtherance of the Executive’s duties hereunder:
7.1    As an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or through any kind of ownership (other than ownership of securities of publicly held corporations of which Executive owns less than 1% of any class of outstanding securities so long as Executive has no active participation in the business of any such corporation) or in any other representative or individual capacity, whether or not for compensation, own, manage, operate, control, be employed by, engage in or render any services to any business of any person, firm, corporation or other entity, in whatever form, that is engaged in any work or activity that involves a product, process apparatus, service or development that is then competitive with or similar to a product, process, apparatus, service or development on which Executive worked or with respect to which Executive had access to Confidential Information (as that term is defined in the Loyalty Agreement) while at the Company or any of its affiliates at any time on or before the termination of Executive’s employment, or in any other segment of the industry in which the Company or any affiliate is or has (as of the date of Executive’s termination of employment) substantial and material active plans to become involved after the Effective Date and on or prior to the date of termination of Executive’s employment.
7.2    Employ, solicit, hire, recruit, attempt to employ, solicit, hire or recruit, or induce the termination or diminution of employment or engagement of, any employee or other service provider of the Company or any of its affiliates or any individual who was an employee or other service provider of the Company or any of its affiliates in the prior six months. A general advertisement not directed specifically at employees or other service providers of the Company or an affiliate will not be a violation of this Section 7.2 or of Section 6(c) of the Loyalty Agreement.
7.3    Solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), or meet or attempt to solicit, contact, or meet with the Company’s or any of its affiliates’ current, former or prospective customers, vendors or suppliers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any affiliates.
8.    Non-Disparagement. Executive agrees and covenants that, during and for 24 months after the Employment Term, Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or any of its affiliates or any of their respective businesses, employees, contractors, directors, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from making truthful statements in compliance with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency or arbitral proceeding, provided that such compliance does not exceed that required by the law, regulation, or order (as determined in good faith by Executive, with the assistance of Executive’s counsel). During the Employment Term and for 24 months after the Employment Term, the Company will not make any official statements that are defamatory or disparaging to Executive and will instruct each of the Company’s executive leadership team and members of the Board not to authorize the making of any public defamatory or disparaging remarks, comments, or statements concerning Executive and agrees that its executive officers and directors shall be directed not to make any adverse or disparaging comments (oral or written, including, without limitation, via any form of electronic media) about the Executive. Nothing in this Section 8 is intended to prohibit, limit or prevent the Executive or the Company’s officers or directors from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony will not be deemed to be a violation of this Section 8.
9.    Remedies for Breach of Covenants.
9.1    Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company and its affiliates. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information, goodwill and legitimate business interests of the Company and its affiliates. The Company and Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.
Executive further acknowledges that the benefits provided to Executive under this Agreement, including the amount of Executive’s compensation, reflects, in part, Executive’s obligations and the Company’s rights under Section 6, Section 7, and Section 8 of this Agreement; that Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced; and that Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 6, Section 7, and Section 8 of this Agreement or the Company’s enforcement its rights. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and Executive.
9.2    Remedies. In the event of a breach or threatened breach by Executive of Section 6, Section 7, and Section 8 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, attorneys’ fees, or other forms of relief available to Company. The existence of any claim or cause of action by Executive against the Company, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of any or all such covenants.
10.    Arbitration.
10.1    Subject to Section 10.2, any dispute, controversy, or claim arising out of or related to Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy (“Disputes”), shall be submitted to and decided by confidential binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in St. Louis County, Missouri consistent with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the arbitration is commenced, except as modified by this Agreement. Any arbitration conducted under this Section 10.1 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties. The costs of any such arbitration will be shared equally by the Company and Executive unless the arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to one party.
10.2    Notwithstanding Section 10.1, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Section 6 through 9; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10.
10.3    Nothing in this Section 10 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.
11.    Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles.
12.    Entire Agreement. Unless otherwise specifically provided, this Agreement (including the Loyalty Agreement) contains all of the understandings and representations between Executive and the Company pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Interim Employment Agreement.
13.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
14.    Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.
15.    Clawback. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any of its affiliates applicable to Executive, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and each of its affiliates reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
17.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
18.    Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, provided that such successor has the financial wherewithal to perform all obligations of the Company under this Agreement. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
19.    Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
Benson Hill, Inc.
Attn: Chief Legal Officer & Vice President People
1001 N. Warson Road
Suite 300
St. Louis, MO 63132
yfundler@bensonhill.com; apegues@bensonhill.com

If to Executive:
Adrienne Elsner
[EXECUTIVE ADDRESS]

20.    Representations of Executive. Executive represents and warrants to the Company that Executive’s performance of Executive’s duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound. Executive’s performance of Executive’s duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.
21.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
22.    Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this agreement.

23.    Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 4.5, 6, 7, 8, 9 and 10 and shall be entitled to enforce such obligations as if a party hereto.

[Signature page follows, remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BENSON HILL, INC.	ADRIENNE ELSNER
/s/ Dean Freeman	/s/ Adrienne Elsner
By: Dean Freeman
Title: Chief Financial Officer

Exhibit A
RELEASE AGREEMENT

Exhibit B

INDEMNITY AGREEMENT

Exhibit C

LOYALTY AGREEMENT